Exhibit 4.70
ACTIVE 254136843

Description of Capital Stock

The following description of Vistra Energy Corp.’s (the “Company,” “we” or “us”) capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Certificate of Incorporation (as amended, the “Charter”), the Company’s Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the annual report on Form 10-K (“2019 Form 10-K”) of which this Exhibit 4.[●] is a part. This description also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). Accordingly, the more general information provided below is subject to, and qualified in its entirety by reference to, the Charter, Bylaws and the DGCL.

Authorized Capital Stock
We have the authority to issue a total of 1,900,000,000 shares of capital stock, consisting of:
•1,800,000,000 shares of our common stock, par value $.01 per share; and
•100,000,000 shares of our preferred stock, par value $.01 per share.

Outstanding Capital Stock
As of February 24, 2020, [●] shares of our common stock were issued and outstanding and owned by [●] holders of record, and no shares of our preferred stock were issued and outstanding.

Rights and Preferences of Our Capital Stock

Common Stock

Voting Rights
All shares of our common stock have identical rights and privileges. The holders of shares of our common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. On all matters to be voted on by holders of shares of our common stock, the holders will be entitled to one vote for each share of our common stock held of record, and will have no cumulative voting rights.

Dividend Rights
Subject to limitations under applicable Delaware law, preferences that may apply to any outstanding shares of our preferred stock and contractual restrictions, holders of our common stock are entitled to receive dividends or other distributions ratably, when, as and if declared by the Company’s board of directors (“Board”). The ability of the Board to declare dividends with respect to our common stock, however, will be subject such limitations, preferences and restrictions and the availability of sufficient funds under the DGCL to pay such dividends.

Rights upon Liquidation
In the event of a liquidation, dissolution or winding up of the Company, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of the Company will be distributed ratably to the holders of shares of our common stock. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred stock which the Board may designate and issue in the future without stockholder approval.

Fully Paid and Nonassessable
The issued and outstanding shares of our common stock are fully paid and nonassessable.

Other Rights
Holders of shares of our common stock do not have pre-emptive, subscription, redemption or conversion rights.

Warrants to Purchase Common Stock

At the Merger Date, we entered into a warrant agreement (as amended, “Warrant Agreement”) whereby holders of each outstanding warrant previously issued by Dynegy Inc. (“Dynegy”) will be entitled to receive, upon exercise, the equity securities to which the holder would have been entitled to receive of Dynegy common stock converted into shares of our common stock at the Exchange Ratio (as defined in the 2019 Form 10-K). As of December 31, 2019, nine million warrants expiring on February 2, 2024 with an exercise price of $35.00 (subject to adjustment from time-to-time) were outstanding, each of which can be redeemed for 0.652 share of our common stock (“Warrants”). The Warrants may be exercised for cash or on a cashless net issuance basis. The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. Other than in connection with a Subject Transaction (as defined in the Warrant Agreement), the Warrants are not redeemable.

Blank Check Preferred Stock
Subject to limitations under applicable Delaware law, the Board is authorized to issue, from time to time and without stockholder approval, up to an aggregate of 100,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such class or series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any class or series. The issuance of preferred stock with voting and conversion rights would also adversely affect the voting power of the holders of shares of our common stock, including the potential loss of voting control to others.

Stockholder Meetings
Our Charter and Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. Our Charter and Bylaws provide that, except as otherwise required by applicable law or the terms of any class or series of preferred stock issued in the future, special meetings of the stockholders may be called by (a) the Board at any time or (b) by the Chairman of the Board or the Secretary of the Company upon the written request or requests of one or more stockholders of record holding a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting and complying with the notice procedures set forth in our Bylaws. Unless otherwise provided by the terms of any class or series of preferred stock issued in the future, our stockholders have no authority to act by written consent. To the extent permitted under the DGCL, we may conduct stockholder meetings by remote communications.

Anti-takeover Effects of Provisions In Our Charter and Bylaws
Our Charter and Bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company. In addition, provisions of our Charter and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares of our common stock held by our stockholders.

Staggered Board
Our Charter provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. Our Charter and Bylaws provide that the Board consists of such number of directors as is determined from time to time by the vote of a majority of the total number of directors then authorized.

No Written Consent of Stockholders
Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders
Except as required by the DGCL or the terms of any class or series of preferred stock issued in the future, special meetings of our stockholders may be called only by (a) the Board at any time or (b) the Chairman of the Board or the Secretary of the Company upon written request of one or more stockholders of record holding a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting and complying with the notice procedures set forth in our Bylaws.

Advance Notice Requirement
Stockholders must provide timely notice when seeking to:
•bring business before an annual meeting of stockholders;
•bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or
•nominate candidates for election to the Board at an annual meeting of stockholders or at a special meeting of stockholders called for the purpose of electing one or more directors to the Board.

To be timely, a stockholders notice generally must be received by the Secretary of the Company at our principal executive offices:
•in the case of an annual meeting:
• not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the immediately preceding year’s annual meeting, or
• if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which the first public announcement of the date of the annual meeting is made by the Company; or
•in the case of a special meeting, not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board.

Our Charter and Bylaws also specify requirements as to the form and content of the stockholder’s notice. These provisions may preclude stockholders from bringing matters before or proposing director nominees to an annual meeting or a special meeting of stockholders.

Issuance of Blank Check Preferred Stock
The Board is authorized to issue, without further action by the stockholders, up to 100,000,000 shares of preferred stock with rights and preferences designated from time to time by the Board as described above under “—Rights and Preferences of Our Capital Stock — Blank Check Preferred Stock.” The existence of authorized but unissued shares of preferred stock may enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Removal of Directors
Our Charter and Bylaws provide that directors may only be removed for cause and only upon the affirmative vote of a majority of the voting power of the capital stock outstanding and entitled to vote thereon.

Section 203 of the DGCL
In our Charter, we have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are currently not subject to any anti-takeover effects of Section 203, although no assurance can be given that we will not elect to be governed by Section 203 of the DGCL in the future.

Amendment of Bylaws and Charter

The approval of a 66 2/3% super-majority of the voting power of the then outstanding shares of our capital stock entitled to vote will be required to amend certain provisions of our Bylaws or to amend certain provisions of our Charter, including provisions relating to indemnification and exculpation of directors and officers and provisions relating to amendment of our Bylaws and Charter by the Board. In addition, the Charter provides certain rights to the certain stockholders, relating to business opportunities, which are more fully described under “— Business Opportunities” below.

Business Opportunities
Our Charter provides that Apollo Management Holdings L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and Oaktree Capital Management, L.P. and their respective affiliates, to the fullest extend permitted by law, have no duty to refrain from engaging in the same or similar business activities or lines of business in which the Company or any of our affiliates now engage or propose to engage or otherwise competing with the Company or any of our affiliates. To the fullest extent permitted by applicable law, we have renounced any interest or expectancy in, or the right to be offered an opportunity to participate in, any business opportunity which may be a business opportunity of one of such stockholders. We have not, however, renounced any interest in any business opportunity offered to any director or officer of the Company if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company.

Exclusive Forum
Our Charter provides that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, any state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any stockholder (including any beneficial owner) to bring any claim (a) based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (b) as to which the DGCL confers jurisdiction on the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of, and consented to the forum provisions in, our Charter. The enforceability of similar forum provisions in other companies’ certificates of incorporation, however, has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of our directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions and conditions. Our Charter limits the liability of directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to the Company for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our Bylaws and separate indemnification agreements provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Under our Bylaws, the Company agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

The limitation of liability and indemnification provisions included in our Charter and Bylaws and separate indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is currently listed on NYSE under the symbol “VST” and the Warrants are listed o on NYSE under the symbol “VST.WS.A.”